Exhibit 99.1

NEWFIELD EXPLORATION REPORTS FIRST QUARTER 2006 RESULTS

FOR IMMEDIATE RELEASE

Houston - (April 26, 2006) - Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the first quarter of 2006. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, April 27. To participate in the call, dial 719-457-2633. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfield.com.

For the first quarter of 2006, Newfield reported net income of $149 million, or $1.17 per diluted share (all per share amounts are on a diluted basis). Earnings for the quarter reflect an $8 million gain ($5 million after-tax), or $0.04 per share, associated with hedge ineffectiveness and unrealized changes in the fair market value of open derivative contracts that do not qualify for hedge accounting. Without the effect of this item, net income for the quarter would have been $144 million, or $1.13 per share.

Revenues in the first quarter of 2006 were $431 million. Net cash provided by operating activities before changes in operating assets and liabilities was $352 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”

By comparison, net income in the first quarter of 2005 was $60 million, or $0.47 per share, and reflected the impact of a $107 million charge ($69 million after-tax), or $0.55 per share, associated with hedge ineffectiveness and unrealized changes in the fair market value of open derivative contracts that do not qualify for hedge accounting; and an $8 million benefit, or $0.06 per share, related to a reduction of the valuation allowance on Newfield’s U.K. net operating loss carry forwards because of a substantial increase in estimated future taxable income as a result of the Grove discovery in the U.K. North Sea.

Without the effects of these two items, net income for the first quarter of 2005 would have been $121 million, or $0.96 per share. Revenues in the first quarter of 2005 were $413 million. Net cash provided by operating activities before changes in operating assets and liabilities was $310 million in the first quarter of 2005. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”

Newfield’s production in the first quarter of 2006 was 53.9 Bcfe, reflecting an estimated 8 Bcfe of deferred production related to the 2005 hurricanes in the Gulf of Mexico. Production in the first quarter of 2005 was 64.9 Bcfe. The following tables detail production and average realized prices for the first quarters of 2006 and 2005.

Quarterly Production (1)	1Q06	1Q05	% Change
United States
Natural gas (Bcf)	44.4	51.2	(13%)
Oil and condensate (MMBbls)	1.5	2.0	(28%)
International
Natural gas (Bcf)	—	—	—
Oil and condensate (MMBbls)	0.1	0.2	(50%)
Total
Natural gas (Bcf)	44.4	51.2	(13%)
Oil and condensate (MMBbls)	1.6	2.3	(30%)
Total (Bcfe)	53.9	64.9	(17%)

Average Realized Prices (2)	1Q06	1Q05	% Change
United States
Natural gas (per Mcf)	$7.79	$6.23	25%
Oil and condensate (per Bbl)	$51.17	$40.90	25%
International
Natural gas (per Mcf)	—	$5.01	N/M
Oil and condensate (per Bbl)	$65.79	$43.87	50%
Total
Natural gas (per Mcf)	$7.79	$6.22	25%
Oil and condensate (per Bbl)	$52.23	$41.20	27%
Total (per Mcfe)	$7.96	$6.36	25%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than contracts that do not qualify for hedge accounting. Had we included the effect of these contracts, our average realized price for total gas would have been $7.83 per Mcf for the first quarter of 2006. There were no gas contracts that did not qualify for hedge accounting that settled in the first quarter of 2005. Our total oil and condensate average realized price would have been $50.55 per Bbl and $40.20 per Bbl for the first quarter of 2006 and 2005, respectively.

Stated on a unit of production basis, Newfield’s lease operating expense in the first quarter of 2006 was $0.97 per Mcfe compared to $0.70 per Mcfe in the first quarter of 2005. Production and other taxes in the first quarter of 2006 were $0.29 per Mcfe compared to $0.17 per Mcfe in the same period of 2005. DD&A expense in the first quarter of 2006 was $2.43 per Mcfe compared to $2.09 per Mcfe in the same period of 2005. G&A expense in the first quarter of 2006 was $0.55 per Mcfe compared to $0.35 per Mcfe in the same period of 2005. G&A expense in the first quarter of 2006 is net of capitalized direct internal costs of $15 million. Capitalized direct internal costs were $10 million in the first quarter of 2005.

Capital expenditures in the first quarter of 2006 were $390 million.

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

Newfield’s consolidated statement of income for the first quarters of 2006 and 2005 includes the effects of these items:

-
Commodity derivative income (expense), which for the first quarter of 2006 is comprised of $8 million of income associated with an unrealized commodity derivative gain resulting from changes in the fair market value of open derivative contracts that do not qualify for hedge accounting, hedge ineffectiveness and $2 million of realized losses related to the settlement of contracts that do not qualify for hedge accounting. Commodity derivative expense for the first quarter of 2005 includes $107 million of unrealized commodity derivative expense resulting from changes in the fair market value of open derivative contracts that do not qualify for hedge accounting, hedge ineffectiveness and realized losses of $2 million related to the settlement of contracts that do not qualify for hedge accounting.

-
Income tax provision for 2005 includes an $8 million benefit related to a reduction of the valuation allowance on Newfield’s U.K. net operating loss carry forwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea.

A reconciliation of earnings stated without the effects of certain items to net income is shown below:

	1Q06	1Q05
	(in millions)
Net income	$149	$60
Less: Unrealized commodity derivative income (expense)	8	(107)
Plus: Income tax provision adjustment for above item	3	(38)
Less: Tax benefit related to U.K. net operating loss valuation allowance	—	8
Earnings stated without the effect of the above items	$144	$121

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	1Q06	1Q05
	(in millions)
Net cash provided by operating activities	$340	$261
Net change in operating assets and liabilities	12	49
Net cash provided by operating activities before changes in operating assets and liabilities	$352	$310

Second Quarter 2006 Estimates

Natural Gas Production and Pricing The Company’s natural gas production in the second quarter of 2006 is expected to be 47 - 52 Bcf (517 - 570 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the second quarter of 2006 is expected to be 1.7 - 1.8 million barrels (18,700 - 20,300 BOPD). Newfield expects to produce approximately 3,000 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains is now averaging $9 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $55 - $60 million ($0.95 - $1.00 per Mcfe) in the second quarter of 2006. Production taxes in the second quarter of 2006 are expected to be $21 - $23 million ($0.37 - $0.42 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities. Newfield expects to record an additional business interruption insurance benefit of approximately $12 million in the second quarter of 2006. The benefit will be recorded on its income statement as a reduction to operating expenses.

General and Administrative Expense G&A expense for the second quarter of 2006 is expected to be $31 - $34 million ($0.50 - $0.60 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $14 - $16 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the second quarter of 2006 is expected to be $10 - $12 million ($0.18 - $0.20 per Mcfe). As of April 26, 2006, Newfield had no outstanding borrowings under its credit arrangements. Long-term debt consists of five separate issuances of notes that in the aggregate total $1.4 billion in principal amount. The total includes $250 million aggregate principal amount of the Company’s 8 3/8% Senior Subordinated Notes Due 2012, which have been called for redemption on May 3, 2006. Newfield anticipates that it will take a charge to second quarter 2006 earnings of approximately $26 million ($17 million after-tax) related to this early redemption of notes. Following this redemption, long-term debt will total approximately $1.2 billion. Capitalized interest for the first quarter of 2006 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the second quarter of 2006 to be about 35 - 39%. About 60-65% of the tax provision is expected to be deferred.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding estimated or anticipated second quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will be permitted to resume. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations:  Steve Campbell (281) 847-6081
Media Relations:  Keith Schmidt (281) 674-2650
Email:  info@newfield.com
###

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended March 31,
	2006	2005

Oil and gas revenues	$431	$413

Operating expenses:
Lease operating	52	46
Production and other taxes	16	11
Depreciation, depletion and amortization	131	136
General and administrative	30	23
Business interruption insurance benefit	(30)	—
Total operating expenses	199	216

Income from operations	232	197

Other income (expenses):
Interest expense	(18)	(18)
Capitalized interest	12	12
Commodity derivative income (expense)	6	(109)
Other	1	—
	1	(115)

Income before income taxes	233	82

Income tax provision	84	22

Net income	$149	$60

Earnings per share:
Basic	$1.18	$0.48

Diluted	$1.17	$0.47

Weighted average number of shares outstanding for basic earnings per share	126	124
Weighted average number of shares outstanding for diluted earnings per share	128	127

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$41	$39
Other current assets	527	501
Total current assets	568	540

Oil and gas properties, net (full cost method)	4,673	4,410
Other assets	60	69
Goodwill	62	62
Total assets	$5,363	$5,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$719	$670

Other liabilities	258	230
Long-term debt	868	870
Asset retirement obligation	217	213
Deferred taxes	772	720
Total long-term liabilities	2,115	2,033

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,159	1,186
Treasury stock	(31)	(27)
Unearned compensation	—	(34)
Accumulated other comprehensive loss	(45)	(44)
Retained earnings	1,445	1,296
Total stockholders’ equity	2,529	2,378
Total liabilities and stockholders’ equity	$5,363	$5,081

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net income	$149	$60
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	131	136
Deferred taxes	73	6
Stock-based compensation	7	1
Commodity derivative (income) expense	(8)	107
	352	310
Changes in operating assets and liabilities	(12)	(49)
Net cash provided by operating activities	340	261

Cash flows from investing activities:
Net additions to oil and gas properties and other	(339)	(246)
Net cash used in investing activities	(339)	(246)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	—	(57)
Proceeds from issuances of common stock, net	2	15
Repurchases of treasury stock	(3)	—
Stock-based compensation excess tax benefit	1	—
Net cash used in financing activities	—	(42)

Effect of exchange rate changes on cash and cash equivalents	1	—

Increase (decrease) in cash and cash equivalents	2	(27)
Cash and cash equivalents, beginning of period	39	58

Cash and cash equivalents, end of period	$41	$31